UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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DELCATH SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)
ROBERT B. LADD LADDCAP VALUE ASSOCIATES LLC LADDCAP VALUE PARTNERS LP
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LADDCAP VALUE PARTNERS LP
650 Fifth Avenue, Suite 600
New York, New York 10019
info@laddcapvalue.com
(212) 259-2070 (tel)
(212) 259-2052 (fax)

August 10, 2006

Dear Fellow Delcath Stockholders:

DELCATH RESORTS TO LITIGATION ONCE AGAIN AND SEEKS TO INTERFERE WITH DELCATH’S STOCKHOLDERS VOTING ON A NEW SLATE OF DIRECTORS

Laddcap Value Partners LP is disappointed that Delcath initiated litigation against us and one of our nominees, Jonathan Foltz. In the litigation against us, Delcath seeks, among other things, to prevent us from soliciting consents from our fellow Delcath stockholders and as a result to interfere with Delcath’s stockholders’ exercise of their right to replace the current board. Please be assured that Laddcap intends to fight vigorously Delcath’s defensive maneuvering. With respect to the separate suit filed by Delcath against Jonathan Foltz, we are shocked at Delcath’s tactics and believe that they are an attempt to intimidate Mr. Foltz and have him withdraw as a nominee. Mr. Foltz has advised us that he remains committed to serving as a nominee and as a director.

We hope that you are as outraged by Delcath’s litigious behavior as we are and will consider it as another reason to remove all of Delcath’s current directors and to replace them with our slate of nominees. In our opinion, the use of Delcath’s treasury and resources to attempt to smother stockholder democracy is wrong. As you know, we also believe that it is wrong for Delcath to initiate litigation that is not related to its core business plan, but we recently learned that FOR A SECOND TIME, Delcath filed litigation concerning M.S. Koly’s and Mark Corigliano’s personal involvement in the Rolls-Royce Owner’s Club (Koly v. Enney, docket number 3 06-CV-68, United States District Court, Northern District of Georgia).

DELCATH’S PRESS RELEASE AND LETTER TO STOCKHOLDERS MISLEADS AND CONTAINS OMISSIONS

Laddcap is committed to a full and frank discussion of the qualifications of our proposed directors. We urge all stockholders to compare the qualifications of our nominees against the qualifications of Delcath’s current board members. If you have any questions concerning the information that Laddcap has provided, contact us and we would be pleased to answer your questions.

In reviewing the information that Delcath recently disclosed to you, we observed that it contains numerous inaccuracies and omissions. One of these omissions involves the personal attack on one of our nominees, Paul Nicholls. Mr. Nicholls filed for personal bankruptcy in 2002. Delcath’s materials omitted to state that Mr. Nicholls’ personal bankruptcy resulted from his inability to maintain employment while he battled Stage 4 Multiple Myeloma, a cancer occurring in his bone marrow. Mr. Nicholls required aggressive long-term treatment and we are pleased to report that he is now in full remission. We are proud to have Mr. Nicholls as part of our slate; we believe his unique perspective, as a cancer patient (who was a participant in clinical trials of developmental treatments and who has personally experienced the toxicities of melphalan) along with his contacts developed as the President/CEO of Team Continuum, a non-profit organization dedicated to helping people living with cancer, will prove to be an invaluable asset to Delcath and its stockholders.

Delcath also states that the market value of Delcath’s stock has increased by a large percentage. We believe that in order for stockholders to consider the complete performance of Delcath’s stock that they do so beginning with Delcath’s public offering in October 2000 and not May 2003 as Delcath does, a point when Delcath’s stock was trading at or near its historical low. In October 2000 when Mr. Koly was Delcath’s President and CEO (as he is now) and Dr. Herschkowitz was Decalth’s Chairman of the Board and Chief Technical Officer (as he is now), Delcath went public at $6.00 per unit. A unit consisted of one share of common stock and one warrant to purchase a share of common stock at $6.60 per share.1  We believe that the fair and appropriate comparison is between the $6.00 offering price of the units on October 19, 2000 and the $5.00 closing price of a share of Delcath’s common stock on August 7, 2006.
THERE WAS NO SETTLEMENT BETWEEN LADDCAP AND DELCATH FOLLOWING THE ANNUAL MEETING

At the annual meeting, which Robert Ladd attended, stockholders asked many direct questions of Mr. Koly and stockholders expressed concern with the composition of the current board and Delcath’s management. We heard similar concerns directly from stockholders. Mr. Ladd called Mr. Koly the morning after the annual meeting to propose a solution that he believed would benefit all Delcath stockholders and which would address concerns that other stockholders expressed. Mr. Ladd’s basic proposal was simple: that the three current independent directors resign from Delcath’s board. These three directors would then be replaced by three, mutually agreeable, new independent directors, each of whom would have relevant experience. Mr. Ladd believed that three new independent directors, to replace the current independent directors (none of whom has any demonstrable experience regarding public companies and/or the medical device industry), would assist Delcath in achieving its potential.

Mr. Ladd and Mr. Koly exchanged phone calls over approximately a two week period discussing the proposal and various modifications proposed by Mr. Koly. Mr. Ladd considered Mr. Koly’s counter-proposals, but ultimately concluded that Mr. Koly’s proposals were cosmetic and lacking in substance. In their last conversation, on or about June 27, 2006, regarding the composition of the board, Mr. Koly stated for the first time to Mr. Ladd that his preferred course of action was approved by the current board and that Delcath would not agree to have new independent directors replace any of Delcath’s current directors. Rather the current board, of which two members received essentially a vote of non-confidence at the annual meeting from stockholders holding over half of Delcath’s shares, would at some point in the future, nominate and elect two additional independent directors. Mr. Ladd was surprised that Mr. Koly chose to take this action unilaterally, particularly in light of stockholders’ concerns as raised at the annual meeting.

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1 Based on Delcath’s public filings, the units traded as low as $1.00 per unit shortly before the warrants and the common stock were decoupled from the units on October 19, 2001. For the quarter in which the decoupling occurred, the common stock traded at a high of $1.80 per share and a low of $0.56 per share.

Mr. Ladd believes that Delcath’s plan to have the current board nominate two new directors, a minority of the total board, will not serve the best interests of Delcath’s stockholders. Moreover, Mr. Ladd believes the recent changes proposed by Mr. Koly will not materially change the ability of Delcath’s board to exercise true independent control over Delcath’s management or to set a strategic direction for Delcath that seeks to increase stockholder value.

Shortly after Delcath publicly announced its plan to add two unnamed directors to its board (at some future point in time), Laddcap agreed to withdraw its previous request for a special meeting. To effectuate this withdrawal, counsel between Laddcap and Delcath exchanged a letter confirming the withdrawal of the request for a special meeting, the form of press release to be used by Delcath and the dismissal of litigation in Delaware. This letter specifically provided that the agreement shall not “prejudice or restrict any future actions that [Laddcap or Delcath] may desire to take.”

At the time that Laddcap agreed to withdraw its requests for the special meeting, it considered different options that were available to it, particularly in light of Delcath having only recently filed the correct version of its certificate of incorporation with the Securities and Exchange Commission. At the time that Laddcap made its first request for a special meeting, the certificate of incorporation that was filed with the SEC provided that directors could only be removed by stockholders for cause with the vote of stockholders holding 80% of the outstanding shares. When Delcath filed the corrected version on June 5, 2006 and revealed that all directors could be removed without cause at any time by the vote of stockholders holding a majority of the outstanding shares, Laddcap acted immediately out of concern that Delcath would seek to make changes before another request for a special meeting could be made.

When Laddcap was considering the withdrawal of the requests for the special meeting, it also took into account that nearly a month had elapsed since the second request for the special meeting had been made and that Delcath had still not scheduled the meeting, nor announced a record date for the revised meeting, nor confirmed to Laddcap that it would honor the agenda items for the special meeting that Laddcap requested. After consideration of the different factors, Laddcap decided that the special meeting might not be the best strategic alternative and that it could initiate the same process via a consent solicitation without needing Delcath’s assistance or participation in scheduling the meeting or agreeing to the agenda.

CONTACT US

If anything in Delcath’s press releases, letters or other statements raises any questions for you, please contact us. We believe it is important to maintain an open and on-going dialogue with stockholders. We want to hear from you, hear your views concerning Delcath and answer any questions that you may have about our proposals or the unaffiliated slate of directors. Therefore, please call, write, fax or email us your name, address, email address and number of shares of Delcath stock you held on July 27, 2006; please also include your phone number. Our contact information is set forth above or you may call our consent solicitor, The Altman Group toll free at (800) 581-5375.

SUPPORT OUR CONSENT SOLICITATION

In the near future, you will receive from us a Definitive Consent Solicitation Statement and a BLUE Consent Card. It is important that you act immediately upon receipt of the Definitive Consent Solicitation Statement and the BLUE Consent Card.

In connection with our solicitation, on August 1, 2006 we filed a preliminary consent solicitation statement with the Securities and Exchange Commission (“SEC”). We will prepare and file with the SEC a definitive consent solicitation statement in support of our consent solicitation, and we may file other consent solicitation materials regarding this consent solicitation. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PRELIMINARY CONSENT SOLICITATION STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors and security holders are able to obtain a free copy of the preliminary consent solicitation statement at the SEC’s website, www.sec.gov. The preliminary consent solicitation statement may also be obtained free of charge from our offices by contacting us via the contact information set forth above.

Laddcap Value Partners LP (“Laddcap”), its affiliates, their respective partners and members, Robert B. Ladd, Jonathan A. Foltz, Michael Karpf, M.D., Paul William Frederick Nicholls and Fred S. Zeidman (collectively, the “Laddcap Participants”) are deemed participants in the solicitation of Delcath’s stockholders. Information about the Laddcap Participants is set forth in the preliminary consent solicitation statement, which has been filed with the SEC. The most recent information about Delcath and its current directors and executive officers, and their ownership of Delcath securities, is set forth in the Schedule 14A, which was filed by Delcath with the SEC on August 7, 2006.

Sincerely,

LADDCAP VALUE PARTNERS LP

By:
__________________________________________
Robert B. Ladd, in his capacity as the
managing member of Laddcap Value
Associates LLC, the general partner of
Laddcap Value Partners LP